December 8, 1998



John A. Morin, Vice President and Secretary
Sovereign Asset Management Corporation
101 Huntington Avenue
Boston, MA  02199

Dear John:

Please be advised that the Board of Trustees (the "Trustees") of John Hancock Declaration Trust has voted to terminate the Sub-Investment Management Contract (the "Contract") dated August 29, 1996 among John Hancock Advisers, Inc., Sovereign Asset Management Corporation, and John Hancock Declaration Trust on behalf of John Hancock V.A. Sovereign Investors Fund. In accordance with Section 10, the Contract may, on 60 days written notice, be terminated at any time by vote of a majority of the Trustees. This letter will serve as formal notice that the Contract will be terminated as of February 8, 1999 or, if agreed to by you, as of the close of business on December 31, 1998.

Please sign a copy of this letter below to acknowledge the foregoing and to indicate your agreement to terminate the Contract as of December 31, 1998 thereby waiving the notice provision contained in the Contract. Whether or not you agree to terminate the Contract and waive the notice provision on December 31, 1998, the Contract will be terminated on February 8, 1999.

Sincerely,

JOHN HANCOCK ADVISERS, INC.


By:_____________________________
	Anne C. Hodsdon
	President

The foregoing is acknowledged and agreed to and the termination date set forth below is agreed to:

SOVEREIGN ASSET MANAGEMENT		JOHN HANCOCK DECLARATION TRUST
CORPORATION					On behalf of John Hancock V.A.
Sovereign
							Investors Fund


By:_________________________________
	By:_________________________________
	John A. Morin						Anne C. Hodsdon
	Vice President and Secretary				President

Termination Date:_____________________		Termination Date:
December 31, 1998

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